Exhibit 99.1

ATHENS BANCSHARES CORPORATION REPORTS 2011 FINANCIAL RESULTS

Athens, Tennessee, January 31, 2012, Athens Bancshares Corporation (NASDAQ: AFCB – news) (the “Company”), the holding company for Athens Federal Community Bank (the “Bank”), today announced its results of operations for the three and twelve months ended December 31, 2011.  The Company’s net income for the three months ended December 31, 2011 was $713,000 or $0.28 per diluted share, compared to net income of $600,000 or $0.24 per diluted share for the same period in 2010.  For the twelve months ended December 31, 2011, net income was $1.9 million or $0.75 per diluted share, compared to a net income of $843,000 or $0.34 per diluted share for the twelve months ended December 31, 2010.  The reduced net income for the twelve months ended December 31, 2010 resulted primarily from a $1.1 million contribution to the charitable foundation formed by the Bank in connection with its conversion from the mutual to the stock form of organization, which was completed in January 2010.

Results of Operations – Three Months Ended December 31, 2011 and 2010

Net interest income after provision for loan losses increased $349,000 or 16.39%, to $2.5 million for the three months ended December 31, 2011 compared to the three months ended December 31, 2010.  Interest income decreased $22,000 when comparing the two periods as the average balance of interest-earning assets increased from $262.4 million for the three months ended December 31, 2010 to $263.6 million for the comparable period in 2011. The average yield on interest earning assets decreased from 5.63% during the three months ended December 31, 2010 to 5.57% for the comparable period in 2011.   Interest expense decreased $189,000 when comparing the two periods as the average balance of interest bearing liabilities decreased from $218.4 million for the three months ended December 31, 2010 to $217.5 million for the comparable period in 2011.  The average cost of interest-bearing liabilities decreased from 1.76% to 1.42% when comparing the same two periods.  The provision for loan losses decreased $182,000 from $603,000 for the quarter ended December 31, 2010 to $421,000 for the quarter ended December 31, 2011.

Non-interest income increased $87,000 to $1.3 million for the three months ended December 31, 2011 compared to $1.2 million for the same period in 2010.  The increase was primarily due to an increase in income related to customer investment sales commissions and an increase in revenue related to electronic banking transactions.

Non-interest expense increased $173,000 to $2.8 million for the quarter ended December 31, 2011 compared to $2.7 million for the quarter ended December 31, 2010.  The primary reason for the increase was an increase in salary and employee benefits expense related to stock options and restricted stock granted under the Company’s Equity Incentive Plan in December 2010 and January 2011, respectively.

Income tax expense for the three months ended December 31, 2011 was $202,000 compared to $52,000 for the same period in 2010.  The primary reason for the change was the increase in taxable income during the 2011 period.

Results of Operations – Year Ended December 31, 2011 and 2010

Net interest income after provision for loan losses increased $870,000, or 10.29%, to $9.3 million for the year ended December 31, 2011 as compared to the year ended December 31, 2010.  Interest income increased $117,000 when comparing the two periods as the average balance of interest-earning assets increased from $259.5 million for the year ended December 31, 2010 to $262.9 million for the year ended December 31, 2011.  The average yield on interest-earning assets decreased from 5.60% during the year ended December 31, 2010 to 5.57% for the year ended December 31, 2011.  Interest expense decreased $1.0 million as the average cost of interest bearing liabilities decreased from 2.01% to 1.53% when comparing the two years, while the average balance of interest bearing liabilities increased $1.6 million from $216.9 million to $218.5 million.  The provision for loan losses increased $269,000 from $1.7 million for the year ended December 31, 2010 to $2.0 million for the year ended December 31, 2011. The increase in the provision for loan losses was primarily due to increases in loss reserves recorded on impaired loans and a continued decline in overall economic conditions.

Non-interest income increased $353,000 to $4.8 million for the year ended December 31, 2011 compared to the year ended December 31, 2010.  The increase was primarily due to an increase in income related to the sale of mortgage loans in the secondary market and an increase in commission income related to customer investment sales commissions.

Non-interest expense decreased $603,000 to $11.4 million for the year ended December 31, 2011 compared to the year ended December 31, 2010.  The primary reason for the decrease was the contribution of $1.1 million in Company common stock and cash to the Athens Federal Foundation during the first quarter of 2010 offset, in part, by the increase in salary and employee benefits expense as discussed previously.

Income tax expense for the year ended December 31, 2011 was $754,000 as compared to an income tax benefit of $7,000 for the year ended December 31, 2010.  The primary reason for the change was the tax benefit received from the contribution to the Athens Federal Foundation in 2010.

Total assets increased $5.7 million to $283.7 million at December 31, 2011, compared to $278.0 million at December 31, 2010.  The Bank was considered well-capitalized under applicable federal regulatory capital guidelines at December 31, 2011.

This release may contain forward-looking statements within the meaning of the federal securities laws.  These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance.  Forward-looking statements are preceded by terms such as “expects”, “believes”, “anticipates”, “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

ATHENS BANCHSARES CORPORATION AND SUBSIDIARY CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited - Dollars in thousands, except per share amounts)

	THREE MONTHS ENDED		YEARS ENDED
	DECEMBER 31,		DECEMBER 31,
	2011	2010	2011	2010
Operating Data:
Total interest income	$ 3,673	$ 3,695	$ 14,646	$ 14,529
Total interest expense	774	963	3,338	4,360

Net interest income	2,899	2,732	11,308	10,169
Provision for loan losses	421	603	1,980	1,711
Net interest income after provision for loan losses	2,478	2,129	9,328	8,458

Total non-interest income	1,277	1,190	4,758	4,405
Total non-interest expense	2,840	2,667	11,424	12,027

Income before income taxes	915	652	2,662	836
Income tax expense (benefit)	202	52	754	(7)

Net income	$ 713	$ 600	$ 1,908	$ 843

Net income per share, basic	$ 0.29	$ 0.24	$ 0.75	$ 0.34
Average common shares outstanding, basic	2,489,375	2,521,243	2,528,618	2,511,543
Net income per share, diluted	$ 0.28	$ 0.24	$ 0.75	$ 0.34
Average common shares outstanding, diluted	2,503,611	2,522,062	2,553,253	2,511,749

Performance ratios (annualized):
Return on average assets	1.00%	0.85%	0.67%	0.30%
Return on average equity	5.66	4.76	3.80	1.71
Interest rate spread	4.15	3.87	4.04	3.59
Net interest margin	4.40	4.17	4.30	3.92

	AS OF	AS OF
	DECEMBER 31, 2011	DECEMBER 31, 2010
FINANCIAL CONDITION DATA:
Total assets	$ 283,716	$ 278,015
Gross loans	208,865	203,352
Allowance for loan losses	4,166	3,965
Deposits	224,112	215,687
Securities sold under agreements to repurchase	2,265	795
Total liabilities	233,166	228,437
Stockholders' equity	50,550	49,577

Non-performing assets:
Non-accrual loans	$ 3,254	$ 1,912
Accruing loans past due 90 days	45	127
Foreclosed real estate	526	1,087
Other non-performing assets	11	16

Troubled debt restructurings (1)	$ 6,808	$ 6,057

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	1.99%	1.94%
Allowance for loan losses as a percent of non-performing loans	126.28	194.46
Non-performing loans as a percent of total loans	1.58	1.00
Non-performing loans as a percent of total assets	1.16	0.73
Non-performing assets and troubled debt restructurings as a percentage of total assets	3.52	3.19

Regulatory capital ratios (Bank only):
Total capital (to risk-weighted assets)	21.96%	20.78%
Tier 1 capital (to risk-weighted assets)	20.69	19.63
Tier 1 capital (to adjusted total assets)	14.13	13.53

(1)  Troubled debt restructurings include $670,000 and $321,000 in non-accrual loans at December 31, 2011 and December 31, 2010, respectively, which are also included in non-accrual loans at both dates listed above.

CONTACT:   Athens Bancshares Corporation
Jeffrey L. Cunningham
President and CEO
423-745-1111